UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2011
BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32383	77-0627356

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 953-7000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 31, 2011, the Company entered into an Employment Agreement with Ned M. Bassil, its new Senior Vice-President and Chief Supply Chain Officer (the “Employment Agreement”). The Employment Agreement will become effective on December 1, 2011 (the “Effective Date”), and expires on December 1, 2013, except that the Employment Agreement will be renewed automatically for successive additional one-year periods unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term.
The Employment Agreement provides that Mr. Bassil will receive a base salary at the rate of $400,000 per year. Mr. Bassil shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the Board of Directors of the Company in advance for each fiscal year in accordance with the terms of the applicable bonus plan. Upon Mr. Bassil commencing employment on the Effective Date, Mr. Bassil will receive a payment of $100,000 less applicable taxes and 200,000 shares of restricted stock that will vest over a three-year period commencing on the Effective Date. In addition, if Mr. Bassil is employed with the Company on the first anniversary of the Effective Date, he will receive an additional payment of $100,000 less applicable taxes. The Employment Agreement provides that Mr. Bassil is eligible to participate in all benefit programs for which senior executives are generally eligible.
Under the Employment Agreement, the Company may terminate Mr. Bassil’s employment for cause or without cause. If Mr. Bassil’s employment is terminated without cause or he resigns for good reason, the Employment Agreement provides Mr. Bassil with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the amount equal to the target bonus for Mr. Bassil for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Bassil’s death.
The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination in the event Mr. Bassil is terminated without cause, he voluntarily resigns or resigns for good reason, or the employment period ends.
The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Amended and Restated Employment Agreement by and between BlueLinx Holdings Inc. and Ned M. Bassil, dated October 31, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
By:	/s/ Sara E. Epstein
Sara E. Epstein
Secretary
Dated: November 4, 2011